Exhibit 10.4

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION,

NON-SOLICITATION, NON-INTERFERENCE AND

NON-COMPETITION AGREEMENT

THIS COVENANT AGREEMENT (this “Covenant Agreement”) is entered into as of the 30th day of April, 2009 (the “Effective Date”) by and between L. Allen Baker, Jr. (‘‘Employee’’) and LTN Staffing, LLC (the “Company”).

1.    Consideration

Employee’s agreement to the restrictions set forth in paragraphs 3, 4, 5, 6 and 7 of this Covenant Agreement is a condition of Employee’s employment. Employee’s employment and access to the Company’s confidential information and business relationships provide consideration supporting this Covenant Agreement. Employee acknowledges receiving sufficient consideration in exchange for this Covenant Agreement.

2.    The Company’s Legitimate Interest

The Company has expended substantial resources acquiring and developing its: (a) proprietary, trade secret and other non-public confidential information; (b) customer relationships; and (c) qualified work force. Protecting these assets is critical to the Company’s survival and success, because a competitor with access to them would have an unfair advantage over the Company. Accordingly, Employee agrees that the Company has a legitimate business interest in protecting these assets and that the restrictive covenants set forth in this Covenant Agreement are a reasonable means of doing so.

3.    Non-Disclosure Of the Company’s Confidential Information

Employee agrees not to use or disclose the Company’s Confidential Information other than within the scope of Employee’s employment with the Company to further the Company’s interests. “Confidential Information” means proprietary, trade secret or other non-public confidential information obtained as a result of Employee’s employment with the Company, including, without limitation, information regarding the identity of the Company’s customers and their preferences and requirements; information regarding the Company’s processes and techniques; technical data of the Company or the Company’s customers; personnel information regarding the Company’s employees; information regarding the Company’s business relationships with vendors; the Company’s business practices and procedures, research and development data, and financial, marketing and economic plans; information regarding the Company’s affiliates; and information pertaining to confidential strategic business assignments Employee performed for the Company.

4.    Non-Competition

During the Employment Period, Employee shall not compete with the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, own an interest in any business or become employed, retained or otherwise engaged to work in any capacity for any person or business engaged in the provision of temporary staffing anywhere within one hundred (100) miles of each of the Company’s current offices (as of the Commencement Date) in Waukegan, Illinois and Milwaukee, Wisconsin, or within one hundred (100) miles of any other office or location which the Company may open, or operate from, during the term of Employee’s employment. Employee agrees that the restrictions on Employee’s activities imposed by this paragraph are reasonable in duration, scope and geography and in all other respects and are narrowly tailored to protect the Company’s legitimate business interests. The Company and Employee agree that the geographic scope is reasonable given that the Company’s business is regional in nature.

5.    Non-Solicitation Of the Company’s Customers

During the term of Employee’s employment. Employee shall not, directly or indirectly, solicit business on behalf of any person or company other than the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, knowingly solicit the business of or do business with any Customer of the Company. “Customer of the Company” means any person or company that Employee directly or indirectly serviced for the Company at any time during the twelve (12) months prior to the termination of Employee’s employment or with respect to which Employee possessed Confidential Information.

6.    Non-Interference With Customers And Suppliers

During the term of Employee’s employment, Employee shall not, directly or indirectly, attempt to persuade any person or entity to reduce the amount of business it does or to cease doing business with the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, attempt to persuade any Customer of the Company or Supplier of the Company to reduce the amount of business it does or to cease doing business with the Company. “Customer of the Company” is defined in paragraph 5. “Supplier of the Company” means any person or entity that provided goods or services to the Company at any time during the twelve (12) months prior to the termination of Employee’s employment.

7.    Non-Solicitation Of the Company’s Personnel, etc.

During the Employment Period, Employee shall not, directly or indirectly, solicit the employment, retention or engagement of, or hire, any employee, independent contractor or personnel of the Company on behalf of any person or entity. For eighteen (18) months after the termination of employment for any reason, Employee shall not, indirectly or indirectly, knowingly solicit the employment, retention or engagement, or hire, of any Personnel of the Company. “Personnel of the Company” means any Lease Employee, independent contractor or other personnel employed, retained or engaged by the Company at any time during the twelve (12) months prior to the termination of Employee’s employment.

8.    No Hardship To Employee

Employee agrees that enforcement of any of the restrictive covenants in the Covenant Agreement or the Covenant Agreement shall not cause Employee any hardship, and because of Employee’s background and experience shall not in any manner preclude Employee, in the event that Employee’s employment with the Company is terminated for any reason, from becoming gainfully employed in such manner and to such extent as shall provide Employee with a standard of living of at least the sort and fashion to which Employee has become accustomed.

9.    Survival of Restrictive Covenants

The restrictive covenants contained in the Covenant Agreement and Covenant Agreement shall survive the termination of Employee’s employment, whether terminated by Employee or the Company for any reason (with or without Case or Good Reason (as such terms are defined in the Employment Agreement between the Company and Employee of even date herewith).

10.  Return Of the Company’s Property

Upon termination of Employee’s employment for any reason or upon the Company’s earlier request, Employee shall immediately provide the Company with all documents and data (including originals, photocopies, hard copies and electronic versions) of any nature pertaining to Employee’s work with the Company, whether or not created by Employee, including, without limitation, documents and data pertaining to the Company’s customers.

11.  Waiver

The waiver by the Company of a breach of any provision of this Covenant Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12.  Entire Covenant Agreement

This Covenant Agreement, the Employment Covenant Agreement, and the Restricted Unit constitute the entire understanding between the parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained. This Covenant Agreement cannot be changed, modified or discharged unless agreed to in writing by both parties.

13.  Assignability

Unless the Company expressly indicates otherwise in writing, the Company’s rights and obligations under this Covenant Agreement shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its assets, stock or business. Employee may not assign any rights or obligations under this Covenant Agreement without the Company’s prior written consent. This Covenant Agreement shall survive the termination of Employee’s employment, regardless of the reason for such termination.

14.  Remedies For Breach

Employee agrees that any breach of this Covenant Agreement would cause irreparable harm to the Company and that, in the event of such breach, the Company shall have, in addition to all other remedies at law, the right to an injunction, specific performance, or other equitable relief, without the necessity of posting a bond, to prevent or redress Employee’s violation.

15.  Severability

If any provision of this Covenant Agreement is declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions. Such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the extent possible.

16.  Opportunity To Consult With Counsel

The Company encourages Employee to consult with counsel of Employee’s choice, at Employee’s expense, concerning the terms and conditions of this Covenant Agreement including, but not limited to, the restrictive covenants in paragraphs 3, 4, 5, 6 and 7. Employee acknowledges having had ample time to do so.

17.  Governing Law

This Covenant Agreement is being executed in the State of Illinois and shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

/s/ L. Allen Baker, Jr.		April 30, 2009
L. Allen Baker, Jr.		Date

LTN STAFFING, LLC

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Authorized Person